EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Three Months Ended
	September 30,
	2003	2002

Net loss	$(35,429)	$(23,250)
Actual outstanding common shares at beginning of Period	50,004,474	50,004,474
Weighed basic and diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

	Nine Months Ended
	September 30,
	2003	2002

Net loss	$(87,142)	$(113,416)
Actual outstanding common shares at beginning of Period	50,004,474	50,004,474
Weighed basic and diluted shares	50,004,474	50,004,474
Basic and diluted loss per share	$0.00	$0.00

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